BROKER/DEALER AGREEMENT

Keeley Investment Corp.
401 South LaSalle Street
Suite 1201
Chicago, Illinois 60605

Gentlemen:

      We desire to enter into an Agreement with you for the sale of of those series of shares of common stock in KEELEY Funds, Inc. (the "Corporation") as set forth on Exhibit.A (each series is a "Fund", and collectively all of the series are the "Funds") that are now or hereafter available for sale to our customers. You are the principal underwriter (as such term is defined in the Investment Company Act of 1940, as amended) of the offering of shares of the Funds and the agent for the continuous distribution of such shares. As used herein the term "Prospectus" means the prospectus of the Funds and, unless the context otherwise requires, related Statement of Additional Information (the "Statement of Additional Information") incorporated therein by reference, as the same are amended and supplemented from time to time.

      In consideration for the mutual covenants contained herein, it is hereby agreed that our respective rights and obligations shall be as follows:

      1. Customers of ours who purchase Fund shares are for all purposes our customers and not customers of the Corporation. We shall be responsible for opening, approving and monitoring customer accounts and for the review and supervision of these accounts, all in accordance with the rules of the Securities and Exchange Commission ("SEC") and National Association of Securities Dealers, Inc. (the "NASD"). In no transaction involving Fund shares shall we have any authority to act as agent for the Corporation or for you.

      2. All orders for the purchase of any Fund shares shall be executed at the then current public offering price per share (i e., the net asset value per share plus the applicable sales load, if any) and all orders for the redemption of Fund shares shall be executed at the net asset value share, in each case as described in the Prospectus. The minimum initial purchase order shall be as set forth in the Prospectus. The Corporation reserves the right to reject any purchase order. Unless otherwise mutually agreed in writing, each transaction shall be promptly confirmed in writing to the customer on a fully disclosed basis. We agree that upon receipt of duplicate confirmations we will examine the same and promptly notify the Corporation of any errors or discrepancies which we discover and shall promptly bring to the attention of the Corporation any errors in such confirmations claimed by our customers. The Corporation reserves the right, at its discretion and without notice, to suspend the sale of shares or withdraw entirely the sale of shares of the Funds.

      3. In ordering shares of the Funds, we shall rely solely and conclusively on the representations contained in the Prospectus. We agree that we shall not offer or sell shares of the Funds except in compliance with all applicable federal and state securities laws and the rules and regulations of applicable regulatory agencies or authorities. In connection with offers to sell and sales of shares of the Funds, we agree to deliver or cause to be delivered to each person to whom any such offer or sale is made, at or prior to the time of such offer or sale, a copy of the Prospectus, and upon request, the Statement of Additional Information. We further agree to obtain for each customer to whom we sell Fund shares any taxpayer identification number certification required under
Section 3406 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder, and to provide you or your designee with timely written notice of any failure to obtain such taxpayer identification number certification in order to enable the implementation of any required backup withholding in accordance with Section 3406 of the Code and the regulations thereunder. Unless otherwise mutually agreed in writing, you shall deliver or cause to be delivered to each customer who purchases shares of the Funds through us copies of all annual and interim reports, proxy solicitation materials and any other information and materials relating to the Funds and prepared by or on behalf of you, the Funds or their investment adviser, investment sub-adviser, custodian, transfer agent or dividend disbursing agent for distribution to such customer. You agree to supply us with copies of the Prospectus, Statement of Additional Information, annual reports, interim reports, proxy solicitation materials and any such other information and materials relating to the Funds in reasonable quantities upon request. We acknowledge that any material or information that you furnish to us, other than Prospectuses, annual and interim reports to stockholders

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and proxy solicitation materials prepared by the Corporation, are your sole responsibility and not the responsibility of the Corporation.

      4. We shall not make any representations concerning Fund shares other than those contained in the Prospectus or in any promotional materials or sales literature furnished to us by you or the Corporation. We shall not furnish or cause to be furnished to any person or display or publish any information or materials relating to the Funds (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs or other similar materials), except such information and materials as may be furnished to us by you or the Corporation, and such other information and materials as may be approved in writing by you.

      5. In determining the amount of any dealer allowance or sales commission payable to us hereunder, you reserve the right to exclude any sales which you reasonably determine are not made in accordance with the terms of the Prospectus and the provisions of this Agreement. Unless at the time of transmitting an order we advise you or the transfer agent for the Corporation (the "Transfer Agent") to the contrary, the shares ordered will be deemed to be the total holdings of the specified investor.

      6. a. In accordance with the terms of the Prospectus, a reduced sales load may be available to customers that purchase shares of a Fund sold with a sales load at the then-current public offering price per share applicable to the total value (based on the higher of current net asset value or the public offering price originally paid) of (i) current purchases plus (ii) shares of that same Fund that are already beneficially owned at the time of purchase by the customer on which a sales load has been paid. Certain purchases made by a customer and certain other persons (for example, a customer's spouse) as set forth from time to time in the Prospectus may be combined for purposes of qualifying for a reduced sales charge. In each case where a reduced sales load is applicable, we agree to furnish to the Transfer Agent sufficient information to permit confirmation of qualification for a reduced sales load, and acceptance of the purchase order is subject to such confirmation. Reduced sales charges may be modified or terminated at any time at the sole discretion of the Corporation.

         b. We acknowledge that certain classes of investors may be entitled to purchase shares of a Fund at net asset value without a sales load as from time to time provided in the Prospectus.

         c. We agree to advise you promptly at your request as to the amount of any and all sales by us qualifying for a reduced sales load or no sales load.

      7. The procedures relating to orders and the handling thereof will be subject to the terms of the Prospectus and instructions received by us from you or the Transfer Agent from time to time. No conditional orders will be accepted. We agree that purchase orders placed by us will be made only for the purpose of covering purchase orders already received from our customers and that we will not make purchases for any other securities dealer or broker. Further, we shall place purchase orders from customers with the Corporation immediately and shall not withhold the placement of such orders so as to profit ourselves; provided, however, that the foregoing shall not prevent the purchase of shares of the Funds by us for our own bona fide investment. We agree that: (a) we shall not effect any transactions (including, without limitation, any purchases and redemptions) in Fund shares registered in the name of, or beneficially owned by, any customer unless such customer has granted us full right, power and authority to effect such transactions on his or her behalf, and (b) you, the Corporation, the Transfer Agent and your and their respective officers, directors or trustees, agents, employees and affiliates shall not be liable for, and shall be fully indemnified and held harmless by us from and against, any and all claims, demands, liabilities and expenses (including, without limitation, reasonable attorneys' fees) which may be incurred by you or any of the foregoing persons entitled to indemnification from us hereunder arising out of or in connection with the execution of any transactions in Fund shares registered in the name of, or beneficially owed by, any customer in reliance upon any oral or written instructions believed to be genuine and to have been given by or on behalf of us. The indemnification agreement contained in this Paragraph 7 shall survive the termination of this Agreement.

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      8. a. We agree that payment for orders from us for the purchase of Fund shares will be made in accordance with the terms of the Prospectus as set forth on Exhibit A. On or before the settlement date of each purchase order for shares of a Fund, we shall remit to an account designated by you with the Transfer Agent an amount equal to the then current public offering price of such Fund shares being purchased without deduction of our dealer allowance, if any, with respect to such purchase order as determined by you in accordance with the terms of the Prospectus, in which case our dealer allowance, if any shall be payable to us on at least a monthly basis. If we are a member of the National Securities Clearing Corporation ("NSCC"), we shall place our orders and settle the transactions through the NSCC in accordance with its rules and regulations. If payment for any purchase order is not received in accordance with the terms of the Prospectus, you reserve the right, without notice, to cancel the sale and to hold us responsible for any loss sustained as a result thereof.

         b. If any Fund shares sold under the terms of this Agreement are sold with a sales load and are redeemed by the Corporation or repurchased for the account of the Corporation or are tendered for redemption within seven (7) business days after confirmation of our purchase order for such Fund shares: (i) we shall forthwith refund to you the full dealer allowance received by us on the sale; and (ii) you shall forthwith pay to the Corporation your portion of the sales load on the sale which had been retained by you, if any, and shall also pay to the Corporation the amount refunded by us.

         c. In addition to the fees delineated above in paragraph 8(a), if Exhibit A states that a Fund includes a distribution fee, you agree, subject to the other terms and conditions of this Agreement, to pay to us such distribution fee and we agree to accept as full payment therefore, for distribution and marketing services in the promotion of that Fund's shares. In the event that Exhibit A includes a distribution fee with respect to any Fund, we acknowledge that such distribution fee paid will be paid from monies received by you under a Distribution Plan adopted pursuant to Rule 12b-1 (each a "Plan") under the Investment Company Act of 1940, as amended (the "Act"). Under any Plan so adopted, the Corporation is authorized to make expenditures of assets of a Fund for various distribution and support services. Further, we understand and agree that (i) all distribution fees are subject to the limitations contained in the applicable Plan, which may be amended or discontinued at any time, and (ii) our failure to provide services as agreed will render us ineligible to receive distribution fees. We shall furnish to you and the Corporation such information as you and the Corporation shall reasonably request with respect to the fees and services hereunder.

      9. We hereby represent and warrant that: (a) we are a corporation, partnership or other entity duly organized and validly existing in good standing under the laws of the jurisdiction in which we are organized; (b) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all necessary action and all other authorizations and approvals (if any) required for our lawful execution and delivery of this Agreement and our performance hereunder have been obtained; and (c) upon execution and delivery by us, and assuming due and valid execution and delivery by you, this Agreement will constitute a valid and binding agreement, enforceable against us in accordance with its terms.

      10. We further represent and warrant that we are a member of the NASD and, with respect to any sales in the United States, we agree to abide by all of the rules and regulations of the NASD, including, without limitation, its Rules of Fair Practice. We agree to comply with all applicable federal and state laws, rules and regulations. You agree to inform us, upon our request, as to the states in which you believe the shares of a Fund have been qualified for sale under, or exempt from the requirements of, the respective securities laws of such states, but you shall have no obligation or responsibility to make shares of a Fund available for sale to our customers in any jurisdiction. We agree to notify you immediately in the event of our expulsion or suspension from the NASD. Our expulsion from the NASD will automatically terminate this Agreement immediately without notice. Our suspension from the NASD will terminate this Agreement effective immediately upon written notice of termination to us.

      11. The names and addresses and other information concerning our customers are and shall remain our sole property, and neither you nor your affiliates shall use such name, addresses or other information for any purpose

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except in connection with the performance of your duties and responsibilities hereunder and except for servicing and informational mailings relating to the Corporation. Notwithstanding the foregoing, this Paragraph 11 shall not prohibit you or any of your affiliates from utilizing for any purpose the names, addresses or other information concerning any of our customers if such names, addresses or other information are obtained in any manner other than from us pursuant to this Agreement. The provisions of this Paragraph 11 shall survive the termination of this Agreement.

      12. Neither this Agreement nor the performance of the services of the respective parties hereunder shall be considered to constitute an exclusive arrangement, or to create a partnership, association or joint venture between you and us. Neither party hereto shall be, act as, or represent itself as, the agent or representative of the other, nor shall either party have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against or in the name of, or on behalf of, the other party. This Agreement is not intended to, and shall not, create any rights against either party hereto by any third party solely on account of this Agreement. Neither party hereto shall use the name of the other party in any manner without the other party's prior written consent, except as required by an applicable federal or state law, rule or regulation, and except pursuant to any promotional programs mutually agreed upon in writing by the parties hereto.

      13. Except as otherwise specifically provided herein, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by personal delivery or by postage prepaid, registered or certified United States first class mail, return receipt requested, or by telex, telegram or similar means of same day delivery (with confirming copy by mail as provided herein). Unless otherwise notified in writing, all notices to you shall be given or sent to you at your office, located at 401 South LaSalle Street, Suite 1201, Chicago, Illinois 60605, and all notices to us shall be given or sent to us at our address shown below.

      14. We represent and warrant that we have adopted an anti-money laundering program ("AML Program") that complies with the Bank Secrecy Act, as amended by the USA PATRIOT Act, and any future amendments (the "PATRIOT Act," and together with the Bank Secrecy Act, the "Act"), the rules and regulations under the Act, and the rules, regulations and regulatory guidance of the SEC, the NASD or any other applicable self-regulatory organization (collectively, "AML Rules and Regulations"). We further represent that our AML Program, at a minimum, (a) designates a compliance officer to administer and oversee the AML Program, (b) provides ongoing employee training, (c) includes an independent audit function to test the effectiveness of the AML Program, (d) establishes internal policies, procedures, and controls that are tailored to our particular business, (e) will include a customer identification program consistent with the rules under section 326 of the Act, (f) provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, (g) provides for screening all new and existing customers against the Office of Foreign Asset Control ("OFAC") list and any other government list that is or becomes required under the Act, and (h) allows for appropriate regulators to examine our AML books and records.

      15. This Agreement shall become effective only when accepted and signed by you, and may be terminated at any time by either party hereto upon fifteen (15) days' prior written notice to the other party. This Agreement may be amended only by a written instrument signed by both of the parties hereto. This Agreement will terminate automatically in the event if its assignment. This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes any and all prior agreements between the parties relating to said subject matter.

      16. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without giving effect to principles of conflicts of laws.

Very truly yours,


--------------------------------------------
Name of Broker/Dealer (Please Print or Type)

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--------------------------------------------
Firm


-------------------------------------
Address

Date:              By:
     ------------     ----------------------
                        Authorized Officer

NOTE: Please sign and return both copies of this Agreement to Keeley Investment Corp. Upon acceptance, one countersigned copy will be returned to you for your files.

Accepted:

KEELEY INVESTMENT CORP.
401 South LaSalle Street
Suite 1201
Chicago, Illinois 60605

Date:              By:
     ------------     ----------------------
                        Authorized Officer

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                                    EXHIBIT A

Series: KEELEY Mid Cap Value Fund:

                                        As a % of    As a % of       Dealers'
                                        Offering     Net Asset     Reallowance
                                          Price        Value        as a % of
  Amount of Transaction                 Per Share                 Offering Price

  Less than $50,000                       4.50%        4.71%          4.00%
  $ 50,000 but less than $100,000         4.00%        4.17%          3.50%
  $100,000 but less than $250,000         3.00%        3.09%          2.50%
  $250,000 but less than $500,000         2.50%        2.56%          2.00%
  $500,000 and over                       1.00%        1.01%          0.50%



Distribution Fee: distribution fee calculated daily and payable quarterly and based on the average daily net assets of KEELEY Mid Cap Value Fund shares which are owned of record by us as nominee for our customers or which are owned by those customers of our firm whose records, as maintained by the Corporation or its agent, designate us as the customer's dealer of record.

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